EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-________) pertaining to the Investment Savings Plan for Employees of Knight-Ridder, Inc. and Certain Subsidiaries, and the Investment Savings Plan for Employees of Fort Wayne Newspapers, Inc., of our report dated January 21, 2003, with respect to the consolidated financial statements and schedule of Knight-Ridder, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California
June 24, 2003